Exhibit 99.1

Institutional Investor Briefing at TCT 2016

Sydney, Australia and San Diego, California (Tuesday, 1 November 2016 AEDT) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to provide the presentation used today at its institutional investor briefing held during the Transcatheter Cardiovascular Therapeutics (“TCT”) conference in Washington, D.C. The briefing was held with members of the investment community to review clinical data from the Company’s FANTOM II clinical trial.

The briefing data presentation is attached hereto and is also available in the Investor Relations section of REVA’s website at www.revamedical.com.

About REVA

REVA is a clinical stage medical device company located in San Diego, California, USA, that is working to commercialize its proprietary bioresorbable scaffolds, as an alternative to metal stents, to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s Fantom® scaffold has been designed to offer an ideal balance of thinness and strength, with distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require regulatory approval before it can commercialize Fantom or any other product.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, recruit and retain our key personnel, and estimates regarding our capital requirements and financial performance. You should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 10, 2016, and as may be updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 438 217 279	+61 3 9866 4722
+1 858-966-3045	Andrew Cohen
+61 408 333 452

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability